UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 25, 2013

XIANGTIAN (USA) AIR POWER CO., LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-52735	98-0632932
(Commission File Number)	(IRS Employer Identification No.)

c/o Luck Sky International Investment Holdings Limited

Unit 602 Causeway Bay Comm Bldg 1

Sugar Street, Causeway Bay

Hong Kong, People’s Republic of China

(Address of principal executive offices and zip code)

+86 10 859 10 261

(Registrant's telephone number including area code)

Goa Sweet Tours Ltd.

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws: Acquisition of Foreign Corporations.

On September 24, 2013, the registrant (the “Company”), which was then known as Xiangtian (USA) Air Power Co., Ltd.(Parent), acquired one hundred percent of the shares of Lucksky (Hong Kong) Shares Limited common stock for Common stock of the Parent Corporation, and acquired one hundred percent of the shares of Sanhe City LuckSky Electrical Engineering Limited Company common stock for Common stock of the Parent Corporation. As such, Lucksky (Hong Kong) Shares Limited was merged into the Registrant and Sanhe City LuckSky Electrical Engineering Limited Company became a wholly-owned subsidiary of the Registrant.

Effective as of September 24, 2013, Lucksky (Hong Kong) Shares Limited and Sanhe City LuckSky Electrical Engineering Limited Company were merged with and into the Company. As a result of the merger, the Company’s corporate name remained “Xiangtian (USA) Air Power Co., Ltd.” Prior to the merger, Lucksky (Hong Kong) Shares Limited and Sanhe City LuckSky Electrical Engineering Limited Company had no liabilities and nominal assets and, as a result of the merger, the separate existence of (Hong Kong) Shares Limited ceased. Sanhe City LuckSky Electrical Engineering Limited Company still exists and operates as a wholly owned subsidiary of the parent corporation in Mainland China. The Company was the surviving corporation in the merger and, except for the increase in issued common shares of stock provided for in the Agreement and Plan of Merger, there was no change in the directors, officers, or business of the Company.

The Company, as the parent domestic Delaware Corporation, owning at least 90 percent of the outstanding shares, under Delaware law may merge the subsidiary companies into itself without stockholder approval.

A copy of the Agreement and Plan of Merger and company press release are incorporated herein by reference and filed as Exhibits 2.1, and 99.1 respectively, to this Current Report on Form 8-K.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger

99.1	Press release

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XIANGTIAN (USA) AIR POWER CO., LTD.

By: /s/ Deng Rong Zhou
Name: Deng Rong Zhou
Title: Chief Executive Officer

Dated: September 25, 2012